EX-34.1
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KPMG LLP
811 Main Street
Houston, TX 77002

Report of Independent Registered Public Accounting Firm

The Partners
GEMSA Loan Services, L.P.:

We have examined management's assessment, included in the accompanying Management's Assessment on Compliance Regulation AB Criteria (Management's Assessment), that GEMSA Loan Services, L.P. a Delaware limited partnership, (the Partnership) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for all asset backed securities transactions conducted by the Partnership that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 where the related asset-backed securities were outstanding during the year ended December 31 , 2013 (the Platform), except for servicing criteria 1122(d)(i)(iii) , 1122(d)(3)(i)(a),(b),(c),(d), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv),
1122(d)(4)(iii), 1122(d)(4)(vii), and 1122(d)(4)(xv), which the Partnership has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2013, excluding securitized transactions registered prior to January 1, 2006 , and/or unregistered and/or unsecuritized transactions. With respect to applicable servicing criteria 1122
(d)(2)(iii), 1122(d)(4)(ix), 1122(d)(4)(x)(c), and 1122(d)(4)(xii), the
Partnership has determined that there were no activities performed during the year ended December 31, 2013 with respect to the Platform, because there were no occurrences of events that would require the partnership to perform such activities. Appendix A to the Management's Assessment identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Partnership's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assessment about the Partnership's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Partnership's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Partnership processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Partnership during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Partnership during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Partnership's compliance with the servicing criteria.

As described in the accompanying Management's Assessment, for servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(vii)(a),(b) and (d), 1122(d)
(4)(i), 1122(d)(4)(vi), 1122(d)(4)(x)(a) and (b), and 1122(d)(4)(xi), the
Partnership has engaged various vendors to perform the activities required by these servicing criteria. The Partnership has determined that none of these vendors is considered a "servicer" as

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of
KPMG International Cooperative
("KPMG International"), a Swiss entity.


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defined in Item 1101(j) of Regulation AB, and the Partnership has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation
17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, the Partnership has asserted that it has policies in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Partnership is solely responsible for determining that it meets SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assessment, and we performed no procedures with respect to the Partnership's eligibility to apply Interpretation 17.06.

In our opinion, management's assessment that the GEMSA Loan Services, L.P. complied with the aforementioned servicing criteria including servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(vii)(a),(b) and (d), 1122(d)(4)(i),
1122(d)(4)(vi), 1122(d)(4)(x)(a) and (b), and 1122(d)(4)(xi) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2013 is fairly stated, in all material respects.



/s/ KPMG LLP
Houston, Texas
February 21, 2014

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